EXHIBIT 99.1

3D Systems Reports First Quarter Results

-      Highest Quarterly Revenue, Printer Units and Gross Profit Margin

-      Affirms Revenue and Earnings Guidance for 2012

ROCK HILL, S.C., April 26, 2012 (GLOBE NEWSWIRE) -- 3D Systems Corporation (NYSE:DDD) announced today non-GAAP adjusted earnings of 25 cents per share for the first quarter of 2012 and GAAP earnings of 12 cents per share.

Revenue increased 63% to $77.9 million over the first quarter of 2011. Printer units grew 153% for the quarter compared to 2011.

Gross profit grew 67% for the first quarter on higher revenue and gross profit margin expanded 143 basis points over the 2011 period to 50%.

The company reports non-GAAP measures that adjust net income and earnings per share by excluding the impact of amortization of intangibles, non-cash interest expense, non-recurring acquisition expenses, stock-based compensation and any release of the valuation allowance on deferred tax assets. A reconciliation of GAAP to non-GAAP results is provided in the accompanying tables and schedule two.

For the first quarter of 2012, the company reported non-GAAP adjusted net income of $13.2 million resulting in $0.25 earnings per share, up 47% compared to the first quarter of 2011, and GAAP net income of $6.2 million, which included the expected $2.4 million restructuring and severance costs from its first quarter Z Corp and Vidar acquisitions, resulting in $0.12 earnings per share.

The company generated $15.8 million of cash from operations in the first quarter 2012, after incurring a $13.1 million increase in its operating expenses from expected acquisition and higher sales and marketing costs. The increase also included $2.1 million of higher R&D expenditures in support of its Cubify.com consumer initiative and expanded R&D programs in support of the businesses it acquired during the first quarter of 2012.

"We are pleased to report another quarter of record revenue and printer units," said Abe Reichental, 3D Systems' President and Chief Executive Officer. "Record print materials revenue and continued margin expansion drove our consolidated gross profit margin upward validating the earnings power of our business model."

The table below summarizes the company's key 2012 non-GAAP financial results for the first quarter.

	First Quarter
Non-GAAP Operating Highlights
($ in millions, except per share amounts)	2012	2011	% Change Favorable (Unfavorable)
Revenue (GAAP)	$77.9	$47.9	63%
Gross profit	$38.9	$23.2	67%
% of revenue	50%	49%
Operating expenses	$21.9	$14.5	(51%)
% of revenue	28%	30%
Operating income	$17.0	$8.7	94%
% of revenue	22%	18%
Net income	$13.2	$8.1	62%
% of revenue	17%	17%
Diluted earnings per share	$0.25	$0.17	47%
Available cash	$60.0	$70.8	(15%)
Depreciation & amortization	$2.0	$1.6	(26%)
% of revenue	3%	3%
- Percents are rounded to nearest whole number
- 2011 earnings per share are adjusted for the two-for-one stock split effected in the second quarter of 2011
- Gross profit, operating expenses, operating income, net income and earnings per share have been adjusted to reflect non-GAAP operating results. See the reconciliation of non-GAAP data to GAAP net income and earnings per share at the end of this press release.

During the first quarter, the company generated revenue growth from all its revenue categories. 3D printer units sold increased 153% over the 2011 period, and accounted for an $11.2 million revenue increase as a result of the company's effective mix shift towards its lower priced personal, professional and production printers and the addition of acquired ZPrinters® to its portfolio. Print materials revenue grew 58% to a new record of $24.7 million benefitting from printer units sales growth as a result of the company's continued printer portfolio and price point re-alignment and expansion. Services revenue increased by $9.8 million over the 2011 period to $28.5 million and included $17.7 million of on-demand parts.

The company ended the first quarter of 2012 with $60.0 million of available cash, including $15.8 million of cash from operations.

The company affirmed its annual guidance for the full year 2012 and expects its revenue to be in the range of $330 million to $360 million and its non-GAAP adjusted earnings per share to be in the range of $1.00 to $1.25.

 "We entered the second quarter of 2012 with positive sales momentum including $9.6 million of backlog reflecting the growing appeal of our unmatched products and services and the effectiveness of our differentiated field-deployed and on-line sales channels. While we may face lingering economic uncertainties in parts of the world, we believe that we are best positioned organizationally, geographically and technologically to benefit from the expanding rapid manufacturing and emerging consumer opportunities ahead," concluded Reichental.

Conference Call and Webcast Details

3D Systems will hold a conference call and webcast to discuss its operating results for the first quarter 2012 on Thursday, April 26, 2012 at 10:00 a.m., Eastern Time.

  To access this conference call, dial 1-866-271-5140 from in the U.S. or 1-617-213-8893 from outside the U.S. and enter participant code 13970710.
  To access the webcast, log onto 3D Systems' web site at investor.3dsystems.com. To ensure timely participation and technical capability, we recommend logging on a few minutes prior to the conference call to activate your participation. The webcast will be available for replay beginning approximately two hours after completion of the call at: investor.3dsystems.com.

Forward-Looking Statements

Certain statements made in this release that are not statements of historical or current facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements.  In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that include terms such as "believes," "belief," "expects," "estimates," "intends," "anticipates" or "plans" to be uncertain and forward-looking.  Forward-looking statements may include comments as to the company's beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside the control of the company. The factors described under the headings "Forward-Looking Statements," "Cautionary Statements and Risk Factors," and "Risk Factors" in the company's periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from those reflected or predicted in forward-looking statements.

About 3D Systems Corporation

3D Systems is a leading provider of 3D content-to-print solutions including 3D printers, print materials and on-demand custom parts services for professionals and consumers alike. The company also provides creative content development, design productivity tools and curation services and downloads. Its expertly integrated solutions replace, displace and complement traditional methods and reduce the time and cost of designing new products by printing real parts directly from digital input. These solutions are used to rapidly design, communicate, prototype and produce functional end-use parts empowering our customers to create with confidence.

More information on the company is available at www.3DSystems.com.

The 3D Systems Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4537

To experience 3D Systems' entire range of 3D content-to-print products and services please visit www.printin3D.com, www.production3dprinters.com, www.zcorp.com, www.toptobottomdental.com, www.3Dproparts.com, www.quickparts.com, www.paramountind.com, www.zcorp.com, www.alibre.com, www.bitsfrombytes.com, www.cubify.com, www.myrobotnation.com, www.The3dStudio.com, www.freedomofcreation.com, www.sycode.com, www.botmill.com, blog.3dsystems.com, or via email at moreinfo@3Dsystems.com.

Tables Follow

3D SYSTEMS CORPORATION
Unaudited Consolidated Statements of Operations and Comprehensive Income
Quarters Ended March 31, 2012 and 2011

	Quarter Ended March 31,
(in thousands, except per share amounts)	2012	2011

Revenue:
Products	$ 49,397	$ 29,144
Services	28,523	18,752
Total revenue	77,920	47,896
Cost of sales:
Products	23,047	13,751
Services	16,020	10,948
Total cost of sales	39,067	24,699
Gross profit	38,853	23,197

Operating expenses:
Selling, general and administrative	23,950	12,964
Research and development	4,933	2,822
Total operating expenses	28,883	15,786

Income from operations	9,970	7,411
Interest and other expense (income), net	2,682	(296)

Income before income taxes	7,288	7,707
Provision for income taxes	1,100	885
Net income	$ 6,188	$ 6,822

Other comprehensive income
Unrealized gain (loss) on pension obligation	(6)	3
Foreign currency translation gain	1,190	1,123
Comprehensive income	$ 7,372	$ 7,948
Net income per share - basic (1)	$ 0.12	$ 0.14
Net income per share - diluted (1)	$ 0.12	$ 0.14

(1) See Schedule 1 for the calculation of basic and diluted earnings per share. 2011 per share data have been adjusted to reflect the two-for-one stock split effected in the second quarter of 2011

3D SYSTEMS CORPORATION
Unaudited Consolidated Balance Sheets
March 31, 2012 and December 31, 2011

	March 31,	December 31,
(in thousands)	2012	2011

ASSETS
Current assets:
Cash and cash equivalents	$ 60,027	$ 179,120
Accounts receivable, net of allowance for doubtful accounts	61,143	51,195
Inventories, net of reserves	34,940	25,283
Prepaid expenses and other current assets	2,536	2,241
Current deferred income taxes	5,937	3,528
Restricted cash	13	13
Total current assets	164,596	261,380

Property and equipment, net	33,817	29,594
Intangible assets, net	96,261	54,040
Goodwill	204,365	107,651
Long term deferred income taxes	552	3,195
Other assets, net	7,591	7,114
Total assets	$ 507,182	$ 462,974

LIABILITIES AND EQUITY
Current liabilities:
Current portion of capitalized lease obligations	$ 160	$ 163
Accounts payable	33,113	25,911
Accrued and other liabilities	23,171	16,816
Customer deposits	3,647	3,398
Deferred revenue	15,541	12,735
Total current liabilities	75,632	59,023

Long term portion of capitalized lease obligations	7,574	7,609
Convertible senior notes, net	131,942	131,107
Deferred income tax liability	20,967	3,666
Other liabilities	6,950	6,781
Total liabilities	243,065	208,186

Commitments and contingencies	--	--
Shareholders' equity:
Preferred stock, authorized 5,000 shares, none issued	--	--
Common stock, authorized 120,000 shares, issues and outstanding 51,310 shares (2012) and 50,975 shares (2011)	51	51
Additional paid-in capital	276,510	274,542
Treasury stock, at cost; 339 shares (2012) and 324 shares (2011)	(225)	(214)
Accumulated deficit	(16,343)	(22,531)
Accumulated other comprehensive income	4,124	2,940
Total stockholders' equity	264,117	254,788
Total liabilities and stockholders' equity	$ 507,182	$ 462,974

3D SYSTEMS CORPORATION Unaudited Consolidated Statements of Cash Flows Three Months Ended March 31, 2012 and 2011

	Three Months Ended March 31,
(in thousands)	2012	2011

Cash flows from operating activities:
Net income	$ 6,188	$ 6,822
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for deferred income taxes	628	341
Depreciation and amortization	5,391	2,410
Non-cash interest on convertible notes	960	--
Provision for bad debts	331	469
Stock-based compensation	1,176	387
Loss on the disposition of property and equipment	9	--
Changes in operating accounts:
Accounts receivable	(1,255)	474
Inventories	(4,097)	(2,355)
Prepaid expenses and other current assets	239	(1,075)
Accounts payable	2,305	(7,445)
Accrued liabilities	4,309	1,009
Customer deposits	(330)	45
Deferred revenue	397	(843)
Other operating assets and liabilities	(424)	50
Net cash provided by operating activities	15,827	289

Cash flows from investing activities:
Purchases of property and equipment	(755)	(475)
Additions to license and patent costs	(231)	(66)
Cash paid for acquisitions, net of cash assumed	(134,918)	(22,125)
Net cash used in investing activities	(135,904)	(22,666)

Cash flows from financing activities:
Proceeds from issuance of common stock	--	53,985
Proceeds from exercise of stock options and restricted stock	782	1,532
Repayment of capital lease obligations	(36)	(55)
Restricted cash	--	(1)
Net cash provided by financing activities	746	55,461

Effect of exchange rate changes on cash	238	395
Net increase (decrease) in cash and cash equivalents	(119,093)	33,479
Cash and cash equivalents at the beginning of the period	179,120	37,349
Cash and cash equivalents at the end of the period	$ 60,027	$ 70,828

Supplemental Cash Flow Information:
Interest payments	$ 135	$ 145
Income tax payments	168	258
Non-cash items:
Transfer of equipment from inventory to property and equipment, net	755	--
Transfer of equipment to inventory from property and equipment, net	773	5
3D SYSTEMS CORPORATION
Schedule 1

Following is a reconciliation of the numerator and denominator of the basic and diluted net earnings per share computations:

	Quarter Ended March 31,
(in thousands, except per share amounts)	2012	2011

Basic and diluted earnings per share:
Basic earnings per share:
Numerator:
Net income	$ 6,188	$ 6,822

Denominator:
Weighted average common shares outstanding*	50,878	47,587

Basic earnings per share*	$ 0.12	$ 0.14

Diluted earnings per share:
Numerator:
Net income	$ 6,188	$ 6,822

Denominator:
Weighted average common shares outstanding*	50,878	47,587
Effect of dilutive securities:	--
Stock options *	848	1,056

Diluted weighted average shares outstanding*	51,726	48,643

Diluted earnings per share*	$ 0.12	$ 0.14

*2011 share and per share data has been adjusted to reflect the two-for-one stock split effected in the second quarter of 2011

3D SYSTEMS CORPORATION
Schedule 2
Unaudited Reconciliation of GAAP Net Income to Non-GAAP Net Income
Quarters Ended March 31, 2012 and 2011

	Quarter Ended March 31,
(in thousands, except per share amounts)	2012	2011

GAAP Net Income	$ 6,188	$ 6,822

Adjustments (tax effected):
Stock-based compensation	1,035	387
Amortization of intangibles (a)	3,009	841
Acquisition and severance expenses	2,102	99
Non-cash interest expenses	845	--

Non-GAAP adjusted net income	$ 13,179	$ 8,149

Non-GAAP adjusted income per share - basic	$ 0.26	$ 0.17
Non-GAAP adjusted income per share - diluted	$ 0.25	$ 0.17

(a) Represents amortization expense for the quarters ended March 31, 2012 and 2011, of which $41 and $44, respectively, is included in the cost of sales and the remaining $2,968 and $797, respectively, is included in operating expenses.
CONTACT: Investor Contact:
         Stacey Witten
         803-326-4010
         E-mail: Stacey.Witten@3dsystems.com

         Media Contact:
         Cathy Lewis
         803-326-3950
         Email: Cathy.Lewis@3dsystems.com